Exhibit (a)(1)(A)

ENPHASE ENERGY, INC.

1420 NORTH MCDOWELL BOULEVARD

PETALUMA, CALIFORNIA 94954

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK UNITS

ENPHASE ENERGY, INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR RESTRICTED STOCK UNITS

This offer and withdrawal rights will expire at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless extended (or you may exercise withdrawal rights at any time after 9:00 p.m. Pacific time on Friday, May 26, 2017 if tendered securities have not yet been accepted).

By this Offer to Exchange Eligible Options for Restricted Stock Units (the “Exchange Offer” or the “Offer”), Enphase Energy, Inc., which we refer to in this document as “we,” “us” or “Enphase,” is giving each Eligible Holder (as defined below) the opportunity to exchange an Eligible Option (defined below) for a New RSU (as defined below) as discussed below and in the attached disclosure document for the Exchange Offer (the “Offering Memorandum”).

The “Expiration Time” of the Offer is 4:00 p.m. U.S. Pacific Time on Monday, May 1, 2017. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Holder” if:

•

on the date the Exchange Offer commences, you are employed in the U.S. by Enphase or any of our U.S. subsidiaries and have not been notified by us that your employment relationship with us is being terminated;

•

you continue to be employed in the U.S. by Enphase or any of our U.S. subsidiaries, and have not submitted a notice of resignation or received a notice of termination, on or prior to the Expiration Time; and

•	you are not deemed an “independent director” as defined under the rules of NASDAQ and as determined by our board of directors (the “Board”).

An “Eligible Option” is an outstanding option, that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $2.03 (150% of the closing sale price of our common stock on March 30, 2017); and

•	was granted under our 2006 Equity Incentive Plan, as amended (“2006 Plan”), or our 2011 Equity Incentive Plan, as amended (“2011 Plan”).

If you choose to participate in the Exchange Offer and tender your Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Your New RSU will not include an exercise or purchase price. Your New RSU will represent your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of shares to be granted to you under your New RSU will be determined using an exchange ratio that takes into account the exercise price of your tendered Eligible Option and approximates a value for value exchange ratio using a Black-Scholes valuation model with the closing price on March 30, 2017. The chart below illustrates the applicable exchange ratio for outstanding Eligible Options based on the dollar range of the exercise prices of such options.

Option Exercise Price Ranges	Percentage of New RSUs received for each Eligible Option Award*
$13.00 - $16.01	24%
$7.00 - $12.99	28%
$6.00 - $6.99	30%
$5.00 - $5.99	32%
$3.00 - $4.99	40%
$2.03 - $2.99	50%
*Rounded down to the nearest share.

•	Your New RSU will be granted under our 2011 Plan.

•	The vesting schedule of your New RSU will be as follows:

○

Any portion of a New RSU issued in exchange for the vested portion of an Eligible Option will be subject to a new one-year cliff vesting date with 100% of such portion of the New RSU vesting on May 15, 2018.

○

Any portion of a New RSU issued in exchange for the unvested portion of an Eligible Option will continue to vest over the remainder of the original vesting period of the unvested portion of the option provided however that the New RSU will vest and shares will be issued to you on a quarterly vesting schedule with fixed vesting dates occurring on February 15, May 15, August 15 and November 15 each year (each, a “New RSU Vesting Date”). New RSU shares will vest on the first New RSU Vesting Date that occurs following your completion of the required employment period (including, if applicable, completion of a one-year cliff vesting period), provided that the first New RSU Vesting Date will be August 15, 2017. For example, if 1/48 of your Eligible Option shares would have vested on each of May 1, June 1, July 1 and August 1, 2017, then 4/48 of the New RSU issued in exchange for such Eligible Option will vest and that number of New RSU shares will be issued to you on August 15, 2017. Following such issuance, 1/16 of your unvested New RSU shares will vest on each subsequent New RSU Vesting Date until the New RSU is fully vested and all shares have been issued to you.

○

As with any unvested equity award, you must be an employee of the Company on each vesting date to vest in the New RSU shares on that date. In the event that your employment with the Company terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date.

The commencement date of the Exchange Offer is scheduled for April 3, 2017. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. You are not required to participate in the Exchange Offer. If you have received multiple option grants from Enphase that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender for exchange as few or as many of your Eligible Option grants as you wish. If you tender for exchange one Eligible Option grant in the Exchange Offer, you do not need to tender any other Eligible Option grants you may hold; however, you must tender all of the shares underlying the selected Eligible Option. Eligible Options properly tendered in this offer and accepted by us for exchange will be cancelled and your New RSUs will be granted with the terms described above effective as of the close of trading on the first business day following the expiration date of the Exchange Offer.

See “Risk Factors” beginning on page 13 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New RSUs.

Shares of our common stock are quoted on NASDAQ under the symbol “ENPH.” On Thursday, March 30, 2017, the closing price of our common stock as reported on NASDAQ was $1.35 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, or other documents relating to the Exchange Offer) to optionexchange@enphaseenergy.com.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before 4:00 p.m. U.S. Pacific Time, on Monday, May 1, 2017 (or such later date as may apply if the Exchange Offer is extended), by one of the following means:

By Email (By PDF or similar imaged document file)

optionexchange@enphaseenergy.com

By Hand

To: HR Department

You are responsible for making sure that the Election Form is delivered to the recipient indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of such options along with a New RSU agreement for your New RSUs shortly following such grant/s.

Although the Compensation Committee of the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Exchange Offer”) of the Exchange Offer. Neither we nor the Board (or the Compensation Committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY

v

INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for Restricted Stock Units and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q19.	What happens if my employment with Enphase terminates before the Expiration Time?	8

Q20.	Will I owe taxes if I participate in the Exchange Offer?	9

Q21.	Will I owe taxes if I do not participate in the Exchange Offer?	9

Q22.	What will happen to my Eligible Options if I participate in the Exchange Offer?	9

Q23.	Is it possible for my New RSUs to become underwater?	9

Q24.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?	10

Q25.	How long do I have to decide whether to participate in the Exchange Offer?	10

Q26.	How do I tender my Eligible Options for exchange?	10

Q27.	When and how can I withdraw previously tendered Eligible Options?	11

Q28.	How will I know whether you have received my Election Form or my Notice of Withdrawal?	12

Q29.	What will happen if I do not return my Election Form by the deadline?	12

Q30.	What if I have any questions regarding the Exchange Offer?	12

Q1.      Why is Enphase making the Exchange Offer?

Equity awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe equity awards help us achieve this objective in several important ways: by aligning our employees’ interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received equity grants to continue their employment with us.

During the past several fiscal years, our stock price has declined. Over 80% of our outstanding stock options are “underwater,” meaning the exercise price of each of those options is greater than our current stock price. This means that our historically granted stock options have little or no perceived value to the employees who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

The Board believes that it is critical to our future success to revitalize the incentive value of certain of our outstanding equity awards to retain and motivate employees and recreate a personal stake in the long term financial success of Enphase, and thereby align their interests with those of our stockholders. The Board believes that with the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), our employees will be properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Enphase be able to retain and motivate key employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2.      Who is eligible to participate in the Exchange Offer?

You are an “Eligible Holder” if:

•

on the date the Exchange Offer commences, you are employed in the U.S. by Enphase or any of our subsidiaries and have not been notified by us that your employment relationship with Enphase is being terminated;

•	you continue to be employed by us, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Exchange Offer; and

•	you are not deemed an “independent director” as defined under the rules of NASDAQ and as determined by our Board.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3.      Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Holders will be able to elect to tender for exchange outstanding Eligible Options.

An “Eligible Option” is an outstanding option, excluding any Performance Award (as defined below), that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $2.03 (150% of the closing sale price of our common stock on March 30, 2017); and

•	was granted under our 2006 Equity Incentive Plan, as amended (“2006 Plan”), or our 2011 Equity Incentive Plan, as amended (“2011 Plan”).

Q4.      How do RSUs differ from stock options?

The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs

What they are	The right to purchase a fixed number of shares of Enphase common stock in the future at a fixed price for a fixed period of time.	The right to receive shares of Enphase common stock in the future at no cost to you.

How they work

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising means you buy the stock at the exercise price set on the date of grant.

If the price of our common stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after payment of applicable taxes).

However, when our stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once an RSU vests, a share of Enphase common stock is issued to you and at no cost to you, other than withholding for applicable taxes associated with the RSU. An RSU has value equal to the current Enphase stock price. Once our stock is issued to you following the vesting of the RSU, you can either keep it as an investment or sell it.

Q5.      Will the terms and conditions of my New RSUs be the same as my exchanged options?

No. RSUs are a different type of award than stock options, and the terms and conditions of your New RSUs, including the vesting schedule of your New RSUs, will be different from the exchanged options. In addition, the tax treatment of the New RSUs will differ significantly from the tax treatment of your exchanged options.

New RSUs will be granted under the 2011 Plan and will be subject to a restricted stock unit agreement.

Q6.      How many New RSUs will I receive for the Eligible Options I exchange?

The number of New RSUs that you are eligible to receive in exchange for an Eligible Option depends on the exercise price of your Eligible Option. The chart below illustrates the applicable exchange ratio for outstanding Eligible Options and approximates a value for value exchange ratio using a Black-Scholes valuation model with the closing price on March 30, 2017.

Option Exercise Price Ranges	Percentage of New RSUs received for each Eligible Option Award*
$13.00 - $16.01	24%
$7.00 - $12.99	28%
$6.00 - $6.99	30%
$5.00 - $5.99	32%
$3.00 - $4.99	40%
$2.03 - 2.99	50%
*Rounded down to nearest share.

Q7.      Will my New RSUs have an exercise or purchase price?

No. Your New RSUs will not have an exercise or purchase price. See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

See Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8.      When will my New RSUs vest?

Any portion of a New RSU issued in exchange for the vested portion of an Eligible Option will be subject to a new one-year cliff vesting date with 100% of such portion of the New RSU vesting on March 15, 2018.

Any portion of a New RSU issued in exchange for the unvested portion of an Eligible Option will continue to vest over the remainder of the original vesting schedule of the unvested portion of the option provided however that the New RSU will vest and shares will be issued to you on a quarterly vesting schedule with fixed vesting dates occurring on February 15, May 15, August 15 and November 15 each year (each, a “New RSU Vesting Date”). New RSU shares will vest on the first New RSU Vesting Date that occurs following your completion of the required employment period (including, if applicable, completion of a one-year cliff vesting period), provided that the first New RSU Vesting Date will be August 15, 2017. For example, if 1/48 of your Eligible Option shares would vest on each of May 1, June 1, July 1 and August 1, 2017, then 4/48 of the New RSU issued in exchange for such Eligible Option will vest and that number of New RSU shares will be issued to you on August 15, 2017. Following such issuance, 1/16 of your unvested New RSU shares will vest on each subsequent New RSU Vesting Date until the New RSU is fully vested and all shares have been issued to you.

As with any unvested equity award, you must be an employee of the Company on each vesting date to vest in the New RSU shares on that date. In the event that your employment with the Company terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date.

Q9.      Do I need to exercise my New RSUs in order to receive shares?

No. Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your New RSUs vest in accordance with the vesting schedule described above and set forth in the applicable RSU agreement, you will automatically receive the shares subject to the New RSUs promptly thereafter (less taxes). Generally, New RSUs that do not vest will be forfeited to the Company, as determined in accordance with the 2011 Plan.

Q10.     If I participate in the Exchange Offer, when will my New RSUs be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New RSUs as to which you properly made a valid election (and did not validly revoke that election), effective as of the first business day following the Expiration Time (such date, the “New RSU Grant Date”, is currently expected to be May 4, 2017) to reflect the New RSU Terms.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q11.     What happens to my New RSUs if I terminate my employment with Enphase?

Vesting of your New RSUs will cease upon termination of your employment with Enphase. Your unvested RSUs will be forfeited back to us and the shares will return to the 2011 Plan.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment with Enphase or any of our subsidiaries. The terms of your employment with Enphase and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employment until the expiration of the Exchange Offer and/or the grant date for the New RSUs or thereafter during the vesting period of the New RSUs. In addition, we cannot provide any assurance that your employment with Enphase will continue past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options and; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) for more information.

Q12.     Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding with their current terms.

Q13.     How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Exchange Offer below, including without limitation the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 9 (“Information Concerning Us; Financial Information”), Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 16 (“Additional Information”). You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from Enphase or any of our subsidiaries is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

In addition to reviewing the materials provided, please note the following:

1.	The Exchange Offer is not a one-for-one exchange. You will receive fewer New RSUs than your Eligible Options.

2.

RSUs provide value upon vesting even if our common stock price does not increase after the grant date. However, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, the Eligible Options you choose to exchange could be economically more valuable than the New RSUs received by you pursuant to the Exchange.

3.	New RSUs granted in the Exchange will be subject to new longer vesting schedules, even if the Eligible Options you exchange were fully vested.

4.	You should carefully consider the tax consequences of RSU awards. In general, your New RSUs will be taxed when they vest. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) for advice on these matters.

Please also review the “Risk Factors” that appear after this Section.

Q14.     How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer document includes a list of your Eligible Options as of March 31, 2017. You can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging into your E*Trade account at www.etrade.com.

Q15.     Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding unexercised Eligible Options. An option that has been fully exercised is no longer outstanding.

Q16.     Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If before April 3, 2017 you exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option could be tendered for exchange in the Exchange Offer. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q17.     Can I tender for exchange a portion of an Eligible Option?

No partial exchange will be permitted. If you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e. unexercised) portion of that Eligible Option. You will be able to elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that are properly tendered. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q18.     What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Holder who is on an authorized leave of absence will be able to participate in the Exchange Offer. See Section 1 (“Eligible Options; Eligible Holders; the Proposed Exchanges; Expiration and Extension of the Exchange Offer”) for more information.

Q19.     What happens if my employment with Enphase terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and you cease providing services to Enphase or any of our subsidiaries for any reason, or if you submit a notice of resignation or receive a notice of termination before the Exchange Offer expires (which is referred to as the Expiration Time), you will no longer be eligible to participate in the Exchange

Offer, and we will not accept your Eligible Options for exchange and you will not be eligible for the grant of New RSUs. In that case, generally you may exercise your existing Eligible Options to the extent they are vested for a limited time after your termination date and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of Enphase or any of our subsidiaries. The terms of your service with Enphase and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Exchange Offer and/or the grant date for the New RSU or thereafter. In addition, we cannot provide any assurance that your employment with Enphase will continue past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 (“Eligible Options; Eligible Holders; the Proposed Exchanges; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) for more information.

Q20.     Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of the Offer nor the grant of your New RSUs will be a taxable event for U.S. federal income tax purposes. See Section 12 (“Material United States Tax Consequences”) for more information regarding the tax aspects of RSUs.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering for exchange their Eligible Options to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

Q21.     Will I owe taxes if I do not participate in the Exchange Offer?

In general, the rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See Section 12 (“Material United States Tax Consequences”) for more information.

Q22.     What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all of your Eligible Options tendered by you and accepted by us for exchange in the Exchange Offer.

Q23.     Is it possible for my New RSUs to become underwater?

No. The New RSUs will not have an exercise or purchase price so they will never be underwater.

Q24.    What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if (1) any of your Eligible Options are currently treated as Incentive Stock Options (“ISOs”), (2) the Exchange Offer remains outstanding for more than 29 calendar days – that is, if we extend the Exchange Offer beyond the original Expiration Time, and (3) you do not reject this Offer within the first 29 calendar days in which it is outstanding – that is, by Monday, May 1, 2017, your Eligible Options may cease to be treated as ISOs as of the Expiration Time. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding periods under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if you wish to reject this Exchange Offer and you wish to avoid the possible impact on your ISO status, you should do so by completing and submitting the Election Form on or prior to 4:00 p.m. U.S. Pacific Time on Monday, May 1, 2017.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not an Eligible Option, as applicable, or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered option did not qualify as an Eligible Option, or otherwise was not accepted for exchange.

Q25.    How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q26.    How do I tender my Eligible Options for exchange?

If you are an Eligible Holder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form to the attention of the HR Department, by hand, or by email (by PDF or similar imaged document file) to optionexchange@enphaseenergy.com.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled effective as of the New RSU Grant Date if we accept your Eligible Options for exchange. We will separately send to you the grant documents relating to your New RSUs following the New RSU Grant Date for your signature.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017. If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by hand or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person, department or email address indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered option grants on or around Thursday, May 4, 2017, following the expiration date of the Exchange Offer.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q27.    When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options at any time after 9:00 p.m. Pacific Time on Friday, May 26, 2017. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options (i) at any time until the extended expiration of the Exchange Offer or (ii) at any time after 9:00 p.m. Pacific Time on Friday, May 26, 2017, if we have not yet accepted the Eligible Options pursuant to the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (the “Notice of Withdrawal”) with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as set forth in Question 22 above.

If you miss this deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchange pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in the Exchange Offer as discussed in Question 27 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q28.    How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the Exchange Offer. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q29.    What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options in the Exchange Offer, you do not need to do anything. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q30.    What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which will be promptly furnished to you at Enphase’s expense) optionexchange@enphaseenergy.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we amend your Eligible Options in the manner described in the Exchange Offer.

Risks Related to the Exchange Offer

Your cancelled Eligible Options may be worth more than the New RSUs that you receive in exchange for them.

Because the number of shares to be granted to you under your New RSUs will be fewer than the number of shares outstanding under your Eligible Options, it is possible that, at some point in the future, due to increases in our stock price, those Eligible Options would have been economically more valuable than the New RSUs granted pursuant to the Offer.

You may incur additional taxes in connection with the vesting and settlement of the New RSUs for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options (incentive stock options and nonstatutory stock options) and RSUs, see Section 12 (“Material United States Tax Consequences”).

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2017, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS

Section 1.         Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Enphase Energy, Inc. (“Enphase”) is offering certain optionholders the opportunity to exchange certain options for New RSUs. As described in this Section 1 of this Offer to exchange Eligible Options for New RSUs (this “Offering Memorandum”), Eligible Options that are tendered and accepted prior to the Expiration Time (each defined below) will be exchanged for New RSUs in exchange for an Eligible Holder’s agreement to accept fewer shares, a revised vesting schedule and the tax treatment of the New RSUs.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer” or the “Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of award holders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Holders

All individuals who were granted an Eligible Option and who, as of the date the Exchange Offer commences and as of the Expiration Time, are current employees of Enphase or our subsidiaries in the U.S., and have not been notified by us that their employment or service relationship with us is being terminated may participate in the Offer (the “Eligible Holders”). To be an Eligible Holder you must continue to be employed by us, and have not submitted a notice of resignation or received a notice of termination, between the date the Exchange Offer commences and the Expiration Time.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to the Expiration Time, including retirement, disability or death. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on such date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with our policies.

Your employment with us will remain “at-will” regardless of your participation in the Exchange Offer and can be terminated by you or us at any time.

None of our “independent directors” as defined under the rules of NASDAQ and as determined by our board of directors (the “Board”) is eligible to participate in the Offer. As of the date hereof, our independent directors are Steven J. Gomo, Benjamin Kortlang, Richard Mora, Thurman John Rodgers and John H. Weber.

Eligible Options

An “Eligible Option” is an outstanding option, excluding any Performance Award (as defined below) that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $2.03 (150% of the closing sale price of our common stock on March 30, 2017);

•	was granted under our 2006 Equity Incentive Plan, as amended (“2006 Plan”), or our Equity Incentive Plan, as amended (“2011 Plan”).

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you New RSUs (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Your New RSU will not have an exercise or purchase price. Your New RSU will represent your right to receive one share of our common stock for each New RSU that vests.

•

The number of shares to be granted to you under your New RSU will be determined using an exchange ratio that takes into account the exercise price of your tendered Eligible Option and approximates a value for value exchange ratio using a Black-Scholes valuation model with the closing price on March 30, 2017. The chart below illustrates the applicable exchange ratio for outstanding Eligible Options based on the exercise prices of such options.

Option Exercise Price Ranges	Percentage of New RSUs received for each Eligible Option Award*
$13.00 - $16.01	24%
$7.00 - $12.99	28%
$6.00 - $6.99	30%
$5.00 - $5.99	32%
$3.00 - $4.99	40%
$2.03 - $2.99	50%
*Rounded down to the nearest share.

•	Your New RSU will be granted under our 2011 Plan.

•	The vesting schedule of your New RSU will be as follows:

○

Any portion of a New RSU issued in exchange for the vested portion of an Eligible Option will be subject to a new one-year cliff vesting date with 100% of such portion of the New RSU vesting on May 15, 2018.

○

Any portion of an New RSU issued in exchange for the unvested portion of an Eligible Option will continue to vest over the remainder of the original vesting schedule of the unvested portion of the option provided however that the New RSU will vest and shares will be issued to you on a quarterly vesting schedule with fixed vesting dates occurring on February 15, May 15, August 15 and November 15 each year (each, a “New RSU Vesting Date”). New RSU shares will vest on the first New RSU Vesting Date that occurs following your completion of the required employment period (including, if applicable, completion of a one-year cliff vesting period), provided that the first New RSU Vesting Date will be August 15, 2017. For example, if 1/48 of your Eligible Option shares would have vested on each of May 1, June 1, July 1 and August 1, 2017, then 4/48 of the New RSU issued in exchange for such Eligible Option will vest and that number of New RSU shares will be issued to you on August 15, 2017. Following such issuance, 1/16 of your unvested New RSU shares will vest on each subsequent New RSU Vesting Date until the New RSU is fully vested and all shares have been issued to you.

○

As with any unvested equity award, you must be an employee of the Company on each vesting date to vest in the New RSU shares on that date. In the event that your employment with the Company terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date.

•

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in service with Enphase or any of our subsidiaries. The terms of your service with Enphase and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Exchange Offer and/or the grant date for the New RSUs or thereafter.

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, referred to as the “Expiration Time”, unless and until we, in our sole discretion, extend the expiration date of the Exchange Offer. See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such awards will remain subject to their current terms, including the current exercise price and vesting schedule.

Section 2.         Purpose of the Exchange Offer; Additional Considerations.

Equity awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe equity awards help us achieve this objective in several important ways: by aligning our employees’ interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received equity grants to continue their employment with us.

During the past two fiscal years, our stock price has declined. Over 80% of our outstanding stock options are “underwater,” meaning the exercise price of those options is greater than our current stock price. This means that a substantial portion of our historically granted stock options have little or no perceived value to the employees or other service providers who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

The Board believes that it is critical to our future success to revitalize the incentive value of our outstanding equity awards to retain and motivate employees, consultants and advisors and recreate a personal stake in the long term financial success of Enphase, and thereby align their interests with those of our stockholders. The Board believes that with the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees and other service providers will be properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Enphase be able to retain and motivate key employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees and other service providers.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any material change in our present board of directors or executive officers, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN

FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3.         Procedures for Tendering Eligible Options.

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017 (or such later date as may apply if the Exchange Offer is extended), by one of the following means:

By Email (By PDF or similar imaged document file):

To optionexchange@enphaseenergy.com

By Hand:

To: HR Department

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who tendered the Eligible Option exactly as the Eligible Holder’s name appears on the stock option agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New RSUs if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by hand or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the recipient indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer you must remain an Eligible Holder and must not have given a notice of resignation or received a notice of termination prior to the first business day after the expiration date of the Exchange Offer.

If you elect to tender an Eligible Option for exchange, you must tender the entire Eligible Option. If you have received multiple option grants from us that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. If you tender one Eligible Option grant in the Exchange Offer, you do not need to tender any other Eligible Option grants you may hold. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Enphase nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”). Our acceptance for exchange of Eligible Options tendered by you pursuant to the Exchange Offer will constitute a binding agreement between Enphase and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn at the Effective Time, and we expect to cancel the Eligible Options accepted for exchange in exchange for the grant of the New RSUs on the New RSU Grant Date with the New RSU Terms. However, if the New Exercise Price would be above the exercise price of your Eligible Option tendered in the Exchange Offer, we will not accept your tendered awards and they will not be exchanged. If the Expiration Time is extended, then the New RSU Grant Date would be similarly extended.

Section 4.         Withdrawal Rights.

If you elect to accept the Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered option grants by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but need not withdraw any other tendered Eligible Options.

We will permit any options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 9:00 p.m. Pacific Time on Friday, May 26, 2017. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time, which is expected to be 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017 unless further extended.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder of Enphase or any of our U.S. subsidiaries, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the recipient indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who tendered the Eligible Options to be withdrawn exactly as such Eligible Holder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed with the SEC a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all optionholders that validly elect to participate in the Exchange Offer.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those Eligible Options before the expiration date of the Exchange Offer by following the procedures described in Section 3 of the Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.         Acceptance of Eligible Options for Exchange; Grant of New RSUs.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the time of expiration of the Exchange Offer, which is currently scheduled to expire at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless extended (or if we have not accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, May 26, 2017). We expect to cancel the Eligible Options accepted for exchange in exchange for the grant of the New RSUs on the New RSU Grant Date with the New RSU Terms. If the Exchange Offer is extended, then the New RSU Grant Date will be similarly extended.

Promptly after we grant the New RSUs, we will send each tendering Eligible Holder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange. In addition, we will separately send to each tendering Eligible Holder the grant documents relating to the Eligible Holder’s New RSUs following the New RSU Grant Date for signature. We have filed with the SEC a form of this letter and the New RSU grant documents as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your service terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6.         Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)      there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the exchange of some or all of the Eligible Options tendered for exchange, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b)      there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)        make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

(ii)        delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

iii)        impair the contemplated benefits of the Exchange Offer to us;

(c)        any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)        the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)        the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(f)        a tender or Exchange Offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)        any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

(ii)        any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

(iii)        any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of Eligible Options;

(g)        any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this Offering Memorandum);

(h)        a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(i)        a decrease of greater than 33% of the market price of our common stock from the price of $1.35 (the closing price per share of our common stock on March 30, 2017) or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

(j)        any of the situations described above existed at the time of commencement of the Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

(k)        changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

(l)        any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the Exchange Offer, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.         Price Range of Our Common Stock.

The Eligible Options give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock has been traded on NASDAQ under the symbol “ENPH.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on NASDAQ, as applicable, during the periods indicated.

Year Ended December 31, 2016	High	Low
First quarter	$3.73	$1.76
Second quarter	$2.80	$1.73
Third quarter	$2.14	$1.16
Fourth quarter	$1.50	$0.95
Year Ended December 31, 2015	High	Low
First quarter	$15.25	$10.20
Second quarter	$14.17	$7.54
Third quarter	$7.86	$3.42
Fourth quarter	$5.37	$1.63
Year Ended December 31, 2014	High	Low
First quarter	$8.75	$6.26
Second quarter	$9.00	$6.82
Third quarter	$17.97	$8.49
Fourth quarter	$15.82	$9.86

As of March 31, 2017, we had 38 stockholders of record and 84,276,432 shares were issued and outstanding. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On Thursday, March 30, 2017, the closing price for our common stock as reported on NASDAQ was $1.35 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8.         Information Concerning Us; Financial Information.

Information Concerning Us.

We deliver simple, innovative and reliable energy management solutions that advance the worldwide potential of renewable energy. Our semiconductor-based microinverter system converts direct current (DC) electricity to alternating current (AC) electricity at the individual solar module level, and brings a system-based, high technology approach to solar energy generation leveraging our design expertise across power electronics, semiconductors, networking, and cloud-based software technologies. Our technology was designed to increase energy production, simplify design and installation, improve system uptime and reliability, reduce fire risk, and provide a platform for intelligent energy management. Since inception, we have shipped more than 13 million microinverters, representing over 3 gigawatts of solar photovoltaic (PV) generating capacity, and more than 580,000 Enphase residential and commercial systems have been deployed in over 100 countries.

We were incorporated as PVI Solutions, Inc. in March 2006 in the State of Delaware and changed our name to Enphase Energy, Inc. in July 2007.

Our principal offices are located at 1420 North McDowell Boulevard, Petaluma, California 94954, USA and our telephone number is (877) 797-4743. Our website address is www.enphase.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

A summary of certain financial information is attached as Schedule A to the Exchange Offer and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017, which is incorporated herein by reference.

Additional Information.

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, or SEC, on March 16, 2017, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9.         Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of March 31, 2017, our executive officers and non-employee directors as a group held outstanding option grants to purchase an aggregate of 2,649,925 shares of our common stock with a weighted average exercise price of $3.55. Eligible Options held by all Eligible Holders to purchase an aggregate of 3,801,046 shares of our common stock with a weighted average exercise price of $6.22 per share will be outstanding immediately prior to the scheduled expiration of the Exchange Offer. Non-employee directors, or “independent directors” as defined under NASDAQ rules, will not be eligible to participate in the Exchange Offer and therefore none of them hold Eligible Options.

The following table shows the number of shares subject to options of Enphase held by our executive officers and directors as of March 31, 2017, and the number of shares they hold subject to Eligible Options as of March 31, 2017.

Executive Officers and Directors	Number of Shares Underlying All Options	Maximum Number of Shares Underlying Eligible Options
Paul B. Nahi President, Chief Executive Officer Director	1,655,588	852,747
Steven J. Gomo Director	192,288	0
Benjamin Kortlang Director	130,920	0
Richard Mora Director	117,910	0
Thurman John Rodgers Director	171,029	0
John H. Weber Director	111,557	0

Humberto Garcia Chief Financial Officer	270,633	70,633
Total

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Preliminary Proxy Statement filed on Schedule 14A on March 31, 2017, our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 16, 2017, and other than outstanding stock options and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the past 60 days, we have not granted any other Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options during the past 60 days.

Section 10.      Accounting Consequences of the Exchange Offer.

We have adopted the provisions of ASC Topic 718 regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options, plus the incremental compensation cost of the New RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New RSUs, over the fair value of the original Eligible Options prior to exchange. The fair value of New RSUs will be measured as of the New RSU Grant Date and the fair value of the Eligible Options surrendered will be measured as of the Expiration Time. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New RSUs.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Section 11.      Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and grant of New RSUs as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New RSUs with the New RSU Terms, would be subject to obtaining any such governmental approval.

Section 12.      Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Tax Effects of Rejecting the Offer

In general, the rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 calendar days – that is, if we extend the Exchange Offer beyond the original Expiration Time, and (3) you do not reject this Offer within the first 29 calendar days in which it is outstanding – that is, by May 1, 2017, your Eligible Options may cease to be treated as ISOs as of the Expiration Time. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding periods under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if you wish to reject this Exchange Offer and you wish to avoid the possible impact on ISO status, you should do so on or prior to 4:00 p.m. U.S. Pacific Time on Monday, May 1, 2017.

Tax Effects of Accepting the Offer

Neither the acceptance of the Offer nor the exchange of your Eligible Option will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New RSUs for U.S. federal income tax purposes.

Taxation of Incentive Stock Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to U.S. federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for U.S. federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

Taxation of Nonstatutory Stock Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Taxation of Restricted Stock Units

Generally, an individual will not recognize any income, gain or loss on the granting of an RSU. Upon the vesting of an RSU and the issuance of the vested RSU shares, an individual will recognize ordinary income on each issued share equal to the fair market value of the shares on the date of issuance.

If and when an individual sells the stock issued upon the vesting of an RSU, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of issuance, will be treated as a capital gain or loss. If the individual has held those shares for more than one year from the date of issuance, such gain or loss will be a long-term capital gain or loss. If the individual has held those shares for not more than one year from the date of issuance, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option or vesting of an RSU by an award holder who has been employed by us. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Section 13.      Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m. U.S. Pacific Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of the termination to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”),

has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14.      Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 15.      Additional Information.

With respect to the Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, or SEC, on March 16, 2017;

•	our Preliminary Proxy Statement for our 2017 Annual Meeting of Stockholders, filed with the SEC on March 31, 2017; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 28, 2012, including any amendments or reports filed for the purposes of updating this description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to optionexchange@enphaseenergy.com

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16.      Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY

REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ENPHASE ENERGY, INC.

APRIL 3, 2017

Schedule A

Selected Financial Data

The following selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017, which is incorporated herein by reference.

ENPHASE ENERGY, INC. Consolidated Balance Sheets (In thousands, except par value)
	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$17,764	$28,452
Accounts receivable, net of allowances of $2,921 and $1,808 at December 31, 2016 and 2015, respectively	61,019	46,099
Inventory	31,960	40,800
Prepaid expenses and other	7,121	6,417

Total current assets	117,864	121,768
Property and equipment, net	31,440	32,118
Goodwill	3,664	3,745
Intangibles, net	945	2,220
Other assets	9,663	5,677

Total assets	$163,576	$165,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,696	$25,569
Accrued liabilities	22,937	19,292
Deferred revenues	6,411	3,915
Warranty obligations, current portion (includes $3,296 and $2,601 measured at fair value at December 31, 2016 and 2015, respectively)	8,596	7,072
Revolving credit facility	10,100	17,000
Current portion of term loan	3,032	—

Total current liabilities	82,772	72,848
Deferred revenues, non-current	33,893	25,115
Warranty obligations, non-current (includes $7,036 and $3,581 measured at fair value at December 31, 2016 and 2015, respectively)	22,818	23,475
Other non-current liabilities	2,025	2,641
Term loan, less current portion	20,768	—

Total liabilities	162,276	124,079

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value, 10,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.00001 par value, 100,000 shares authorized; 62,269 and 45,821 shares issued and outstanding at December 31, 2016 and 2015, respectively	1	—
Additional paid-in capital	252,126	224,732
Accumulated deficit	(250,535)	(183,073)
Accumulated other comprehensive loss	(292)	(210)

Total stockholders’ equity	1,300	41,449

Total liabilities and stockholders’ equity	$163,576	$165,528

ENPHASE ENERGY, INC. Consolidated Statements of Operations (In thousands, except per share data)
	Years Ended December 31,
	2016	2015	2014
Net revenues	$322,591	$357,249	$343,904
Cost of revenues	264,583	249,032	230,861

Gross profit	58,008	108,217	113,043

Operating expenses:
Research and development	50,703	50,819	45,386
Sales and marketing	38,810	45,877	41,003
General and administrative	27,418	30,830	31,083
Restructuring and other charges	3,777	—	—

Total operating expenses	120,708	127,526	117,472

Loss from operations	(62,700)	(19,309)	(4,429)
Other income (expense), net:
Interest expense	(2,773)	(501)	(1,863)
Other expense	(514)	(893)	(994)

Total other expense, net	(3,287)	(1,394)	(2,857)

Loss before income taxes	(65,987)	(20,703)	(7,286)
Provision for income taxes	(1,475)	(1,379)	(766)

Net loss	$(67,462)	$(22,082)	$(8,052)

Net loss per share, basic and diluted	$(1.34)	$(0.49)	$(0.19)

Shares used in computing net loss per share, basic and diluted	50,519	44,632	42,903